Exhibit 4.02

[VOCERA LOGO]

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of October 10, 2006, by and among Vocera Communications, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock that are parties to the Prior Rights Agreement (as defined below) and their successors (the “Series A Holders”), the holders of the Company’s Series B Preferred Stock that are parties to the Prior Rights Agreement and their successors (the “Series B Holders”), the holders of the Company’s Series C Preferred Stock that are parties to the Prior Rights Agreement and their successors (the “Series C Holders”), the holders of the Company’s Series D Preferred Stock that are parties to the Prior Rights Agreement and their successors (the “Series D Holders”), the holders of the Company’s Series E Preferred Stock that are parties to the Prior Rights Agreement (the “Series E Holders”), the purchasers of Series F Preferred Stock listed on Exhibit A to the Series F Preferred Stock Purchase Agreement of even date herewith (the “Series F Holders”) (the Series A Holders, Series B Holders, Series C Holders, Series D Holders, Series E Holders, and Series F Holders are hereinafter collectively referred to individually as a “Purchaser” and collectively as the “Purchasers”), and the undersigned holders of Common Stock of the Company (individually, a “Founder” and collectively, the “Founders”).

RECITALS

WHEREAS, the Company, the Founders, the Series A Holders, Series B Holders, Series C Holders, Series D Holders and Series E Holders are bound by an Amended and Restated Investor Rights Agreement dated as of October 22, 2004 (the “Prior Rights Agreement”);

WHEREAS, the Series F Holders are parties to that certain Series F Preferred Stock Purchase Agreement between the Company and the Series F Holders of even date herewith (the “Series F Agreement”), pursuant to which the Series F Holders are purchasing shares of the Company’s Series F Preferred Stock;

WHEREAS, Section 6.6 of the Prior Rights Agreement provides that the Prior Rights Agreement may in certain circumstances be amended by the written consent of the Company and the holders of a majority of Registrable Securities (as that term is defined in Section 1.1(h) of the Prior Rights Agreement);

WHEREAS, the undersigned hold a majority of the Registrable Securities outstanding immediately prior to the date hereof; and

WHEREAS, in order to induce the Company to enter into the Series F Agreement and to induce the Series F Holders to invest funds in the Company pursuant to the Series F Agreement, the parties hereto desire to amend, restate and replace their rights under the Prior Rights Agreement with the rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1. Registration Rights.

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(b) “Conversion Stock” means the Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series Al Preferred Stock, Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock, Series D Preferred Stock, Series D1 Preferred Stock, Series E Preferred Stock, Series E1 Preferred Stock, Series F Preferred Stock, or Series F1 Preferred Stock.

(c) “Holder” shall mean any stockholder of the Company holding Registrable Securities and any person holding Registrable Securities to whom the rights under this Section 1 have been transferred in accordance with Section 1.10.

(d) “Initiating Holders” shall mean any Holder or Holders of at least thirty percent (30%) of the Registrable Securities, either individually or in the aggregate (adjusted after the original issuance thereof for stock splits, stock dividends, recapitalizations, and the like).

(e) “Offered Stock” means all Stock proposed to be Transferred by a Holder.

(f) “Preferred Stock” means the outstanding shares of Series A Preferred Stock, Series Al Preferred Stock, Series B Preferred Stock, Series B1 Preferred Stock, Series C Preferred Stock, Series C1 Preferred Stock, Series D Preferred Stock, Series D1 Preferred Stock, Series E Preferred Stock, Series E1 Preferred Stock, Series F Preferred Stock, and Series F1 Preferred Stock.

(g) “Qualified IPO” means the firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable or successor forms); provided, that (x) the offering price per share equals or exceeds $3.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations and the like) and (y) the offering results in aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Company of not less than $25,000,000.

(h) “Registrable Securities” means (i) the Conversion Stock and (ii) stock issued in respect of, or in exchange for, or in replacement of, the stock referred to in (i) as a result of a stock split, stock dividend, combination, recapitalization or the like, which has not been sold to the public.

(i) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(j) “Registration Expenses” shall mean all expenses, except as otherwise stated below, incurred by the Company in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders in the event of each registration provided for in Sections 1.2, 1.3 and 1.4 hereof.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(l) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

(m) “Stock” means and includes all shares of Common Stock issued and outstanding at the relevant time plus (i) all shares of Common Stock that may be issued upon exercise of any options, warrants and other rights of any kind that are then exercisable and (ii) all shares of Common Stock that may be issued upon conversion of (A) any convertible securities, including, without limitation, preferred stock and debt securities then outstanding, which are by their terms then convertible into or exchangeable for Common Stock or (B) any such convertible securities issuable upon exercise of options, warrants or other rights that are then exercisable.

(n) “Transfer” means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i) any bona fide pledge if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Founder;

(ii) any transfers of Stock by a Founder to such Founder’s spouse, lineal descendant or antecedent, father, mother, brother or sister of the Founder, the adopted child or adopted grandchild of the Founder, or the spouse of any child, adopted child, grandchild or adopted grandchild of the Founder, or to a trust or trusts for the exclusive benefit of such Founder or such Founder’s family members as described in this section, or transfers of Stock by a Founder by devise or descent, in all cases if the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as a Founder; or

(iii) any transfer of Stock by a Founder made: (A) pursuant to a merger or consolidation of the Company with or into another corporation or corporations;

(B) pursuant to the winding up and dissolution of the Company; (C) at, and pursuant to, a firm commitment underwritten public offering; or (D) to a Purchaser pursuant to this Agreement.

1.2 Requested Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders at any time beginning on the earlier of (i) two (2) years from the date hereof or (ii) six (6) months after the closing of the Company’s initial public offering, a request that the Company file a registration statement (i) with respect to at least 30% of the Registrable Securities or (ii) the expected proceeds of which exceed $7,500,000, the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.2:

(A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(B) After the Company has effected two (2) such registrations pursuant to this Section l.2(a) (other than on a Form S-3) and such registrations have been declared or ordered effective; provided, however, that a registration request shall not be counted under this Section 1.2 as fulfilling the Company’s obligation hereunder if the requesting Holders withdraw their registration request as the result of adverse information about the Company previously unknown to such requesting Holders;

(C) If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its Holders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 1.2 shall be deferred for a period not to exceed ninety (90) days from the date of receipt of written request from the Initiating Holders, provided that the Company may not use this right more than once in any twelve (12) month period; and

(D) Within ninety (90) days following the effective date of the Company’s firm commitment underwritten initial public offering of its securities pursuant to a registration statement declared effective under the Securities Act (“IPO”) or a subsequent registered offering of the Company’s securities;

Subject to the foregoing clauses (A) through (D), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders.

(b) Underwriting. In the event that a registration pursuant to Section 1.2 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 1.2(a)(i). In such event, the right of any Holder to participate in such registration shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.2, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

(i) The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all participating Holders and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(ii) If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice, on or before the fifth day prior to the effectiveness of the registration statement, to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities, and/or other securities so withdrawn shall also be withdrawn from registration, and such securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or other shorter period as the underwriters may require.

(iii) If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other purchasers) in such registration if the managing underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

1.3 Company Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction or (iii) a registration effected pursuant to Sections 1.2 or 1.4 hereof, the Company will:

(i) notify each Holder in writing at least thirty (30) days prior to filing any registration statement under the Securities Act; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company and approved by the Holders of a majority of Registrable Securities proposed to be included in such registration. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of securities that may be included in the registration and underwriting (other than on behalf of the Company) shall be allocated among all participating Holders and such other holders (provided that such other holders have contractual rights to participate in such registration which are not subordinate to the Holders) in proportion, as nearly as practicable, to the respective amounts of Registrable Securities or other securities requested to be included in such registration by such Holders and such other holders; provided, however, in no event shall the amount of Registrable Securities of the Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless (i) such offering is a Qualified IPO, in which case such Holders may be excluded entirely if the underwriters make the determination described above or the Holders of a majority of the Registrable Securities proposed to be included in the registration consent in writing to such a reduction or (ii) such offering is subsequent to the initial public offering of the Company’s securities in which case the Registrable Securities to be included in such registration may not be limited to less than thirty percent (30%) of the total number of securities, to be included in such registration; provided further, however, the number of shares of Conversion Stock included in the registration shall not be reduced unless there are first excluded all other securities (including Common Stock held by the Founders) proposed to be included in the registration (other than securities registered for the account of the Company). To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter. Except as set forth in Section 1.11, any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

1.4 Registration on Form S-3.

(a) If any Holder or Holders of at least twenty percent (20%) of the Registrable Securities, either individually or in the aggregate (adjusted after the original issuance thereof for stock splits, stock dividends, combinations, recapitalizations and the like) request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of Registrable Securities the reasonably anticipated aggregate price to the public of which would exceed $2,000,000, and the Company is a registrant entitled to use Form S-3 to register the Registrable Securities for such an offering, the Company shall: (i) promptly give written notice of the proposed registration, and any related qualification and compliance, to all other Holders; and (ii) use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as the Holder or Holders may reasonably request. The substantive provisions of Section 1.2(b) shall be applicable to each registration initiated under this Section 1.4 in connection with a firm commitment underwritten public offering.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 1.4:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) if the Company, within ten (10) days of the receipt of the request of the Holders, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within sixty (60) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Securities);

(iii) within six (6) months of the effective date of any registration referred to in Sections 1.2 or 1.3 above;

(iv) if the Company shall furnish to such Holder a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or the Purchaser for registration statements to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Holder, provided that the Company may not use this right more than once in any twelve month period; or

(v) after the Company has effected one (1) such registration pursuant to this Section 1.4(a) in the same calendar year.

1.5 Expenses of Registration. All Registration Expenses, including, without limitation, the fees and expenses of one special counsel, if any, for the selling stockholders for the demand, piggyback and Form S-3 or similar registrations shall be borne by the Company.

1.6 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense the Company will:

(a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least one hundred eighty (180) days or until the distribution described in the registration statement has been completed;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f) Notify each Holder of Registrable Securities covered by such registration statement (i) at any time when a prospectus relating thereto is required to be delivered under the Securities Act and (ii) of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section I, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.7 Indemnification.

(a) To the extent permitted by law, the Company will indemnify each Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and any underwriter (as defined in the Securities Act) of offerings effected pursuant to this Agreement, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, as and when incurred, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors and partners and each person controlling such Holder, any underwriter of offerings effected pursuant to this Agreement, if any, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable to any such person in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission), made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein or the preparation thereby.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally but not jointly, indemnify the Company, each of its directors, each of its officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder selling securities in such registration statement, each of such Holder’s officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein or the preparation thereby; provided, however, that the indemnity agreement contained in this Section 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

(c) Each party entitled to indemnification under this Section 1.7 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give written notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, the liability of each Holder under this subsection (d) shall be limited to an amount equal to the net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall be controlling.

(e) The obligations of the Company and Holders under this Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.8 Information by Holder. The Holders of securities included in any registration shall furnish to the Company such information regarding such Holders, the Registrable Securities held by them and the distribution proposed by such Holders as the Company may request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 1.

1.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) Take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(d) So long as a Purchaser owns any Registrable Securities to furnish to the Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as the Purchaser may reasonably request in availing itself of any rule or regulation of the Commission allowing the Purchaser to sell any such securities without registration.

1.10 Transfer of Registration Rights. Subject to Section 3 hereof, the rights to cause the Company to register securities granted to the Purchaser under Sections 1.2, 1.3 and 1.4 (the “Registration Rights”) may be assigned to a transferee or assignee (other than a competitor of the Company as reasonably determined by the Company in good faith), in connection with any transfer or assignment of Registrable Securities by the Purchaser provided that the transferor provides the Company with written notice of the proposed transfer, the transferee covenants to be bound by this Agreement and: (i) the transferee acquires at least 10% of the transferor’s Registrable Securities (subject to adjustments for stock splits, combinations, dividends or the like); or (ii) the transferee is a partner, member, stockholder or affiliate of the Holder who agrees to act through a single representative for the purpose of such rights. Notwithstanding the foregoing, regardless of the number of Registrable Securities being transferred, the Registration Rights may be transferred to an affiliate (as defined in Section 6.5 hereof) of the transferor, provided that the transferor provides the Company with written notice of the proposed transfer and the transferee covenants to be bound by this Agreement.

1.11 Standoff Agreement. Each Holder agrees, in connection with the Company’s Qualified IPO, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for up to one hundred and eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, and to enter into and be bound by such form of agreement with respect to the foregoing as the underwriter may request; provided, however, that the officers, directors and stockholders who hold 1 % or more of the outstanding capital stock of the Company enter into similar agreements and such agreements shall provide that any waiver or termination of a restriction therein at the discretion of the Company or an underwriter shall apply to all persons subject to such agreements pro rata based on the amount of capital stock of the Company subject to such agreements.

1.12 Termination. Any registration rights granted pursuant to this Section 1 shall terminate (if not already terminated as provided herein) and the Company shall have no obligations pursuant to Sections 1.2 through 1.4 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2, 1.3 or 1.4 (a) seven (7) years from the effective date of the IPO or (b) if the Holder or Holders (together with its or their affiliates with whom such Holder or Holders must aggregate sales under Rule 144) hold less than 1 % of the Company’s outstanding stock and, in the opinion of counsel to the Company, all Registrable Securities held by such Holder or Holders (and any affiliate with whom such Holder or Holders must aggregate sales under Rule 144) may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144.

2. Purchaser Right of First Refusal Upon Issuance of Securities by the Company.

2.1 Right of First Refusal. The Company hereby grants to each Purchaser or any of their transferees pursuant to Section 2.1 (f) hereof (collectively, hereinafter, the “Rights Holders”) the right of first refusal to purchase all or part of its pro rata share of New Securities (as defined in this Section 2.1) which the Company may, from time to time, propose to sell and issue. For purposes of this right of first refusal, a pro rata share for a Rights Holder is the ratio that the number of shares of Stock then held by such Rights Holder bears to the sum of the total number of shares of Common Stock and Preferred Stock then outstanding, in each case calculated on an as-converted basis.

(a) “Equity Securities” shall mean any securities having voting rights in the election of the Board of Directors not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any securities issuable pursuant to any agreement or commitment to issue any of the foregoing.

(b) Except as set forth below, “New Securities” shall mean any Equity Securities, whether now authorized or not. Notwithstanding the foregoing, “New Securities” does not include (i) securities offered to the public generally pursuant to an effective registration statement under the Securities Act, (ii) the Conversion Stock, (iii) Series Al Preferred Stock, Series B1 Preferred Stock, Series C1 Preferred Stock, Series D1 Preferred Stock, Series E1 Preferred Stock and Series F1 Preferred Stock, (iv) stock issued in connection with any stock split, stock dividend, combination or recapitalization by the Company, (v) shares of Common Stock issued to officers, directors, employees or consultants of the Company pursuant to stock grants, stock purchase and stock option plans or other stock incentive programs, agreements or arrangements approved by the Board of Directors (including at least one (1) designee of the Preferred Stock), (vi) shares of Common Stock or Preferred Stock of the Company issued to or issuable to, upon conversion, exercise or exchange of warrants, lenders in connection with loan or lease agreements approved by the Board of Directors (including at least one (l) designee of the Preferred Stock), (vii) securities issued pursuant to the acquisition of all or part of another company by the Company by merger or other reorganization, or by purchase or all or part of the assets of another company, pursuant to a plan or arrangement approved by the Board of Directors

(including at least one (1) designee of the Preferred Stock), or (viii) Series F Preferred Stock that may be issued in the Strategic Investor Closing and/or the Final Closing (as such terms are defined in the Series F Agreement).

(c) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Rights Holder written notice pursuant to Section 6.7 (“Notices, etc.”) of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Rights Holder shall have fifteen (15) days from the date of receipt of any such notice to agree to purchase up to its respective pro rata share of such New Securities for the price and upon the applicable terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. If a Rights Holder elects to purchase such holder’s full pro rata share (“Electing Holder”), then such Electing Holder shall have a right of over-allotment such that if any other Rights Holder fails to purchase their full pro rata share of the New Securities, that portion of the New Securities which such other Rights Holder elected not to purchase (the “Remaining Securities”) shall be made available to the Electing Holders. Each such Electing Holder shall specify in its notification to the Company whether it also elects to purchase its pro rata portion of the Remaining Securities, of any.

(d) In the event a Rights Holder fails to exercise the right of first refusal within said fifteen (15) day period, the Company shall have sixty (60) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within forty-five (45) days from the date of said agreement) to sell the New Securities not elected to be purchased by Rights Holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not entered into an agreement to sell the New Securities within said sixty (60) day period (or sold and issued New Securities in accordance with the foregoing within forty-five (45) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such securities in the manner provided above.

(e) The right of first refusal granted under this Section 2.1 shall expire upon the closing of the earlier of (i) the Company’s IPO or (ii) a statutory share exchange, consolidation or merger of this Company with and into any other corporation or corporations (other than a wholly owned subsidiary), or the sale, transfer or other disposition of all or substantially all of the assets of the Company.

(f) Subject to Section 3 hereof, the right of first refusal hereunder may be assigned to a transferee or assignee (other than a competitor of the Company as reasonably determined by the Company in good faith) in connection with any transfer or assignment of Registrable Securities provided that the transferor provides the Company with written notice of the proposed transfer and the transfer is approved by the Board of Directors, which approval shall not be unreasonably withheld.

3. Purchasers’ Right of First Refusal and Co-Sale on Sales by Founders and Purchasers.

3.1 Purchasers’ Right of First Refusal on Sales by Founders.

(a) Sales to Third Parties. If at any time a Founder (an “Offeror”) desires to sell, transfer, hypothecate, pledge, assign or otherwise encumber or dispose of all or any part of or any interest in the Equity Securities now or hereafter owned or held by the Offeror pursuant to a bona fide offer from a third party (the “Proposed Transferee”) and the Company does not exercise its Right of First Refusal to purchase the Offered Shares (as defined below) pursuant to the terms of the applicable purchase agreements by and between the Company and the Offeror, such Offeror shall submit a written offer (the “Offer”) to sell such shares (the “Offered Shares”) to the Purchasers on terms and conditions, including price (the “Offered Price”), not less favorable to the Purchasers than those on which the Offeror proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of shares owned by the Offeror, the terms and conditions, including the Offered Price and any other material facts relating to the proposed sale and shall include a copy of any written proposal, term sheet or other agreement relating to the proposed transfer. The Offer shall further state that the Purchasers may acquire, in accordance with the provisions of this Agreement, the Offered Shares for the Offered Price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b) Purchasers’ Right of First Refusal.

(i) The Offered Shares may be purchased by the Purchasers as set forth below. Each Purchaser shall have the opportunity to purchase its pro rata share of the remaining Offered Shares. For purposes of this Section 3.1 and Section 3.3 only, a Purchaser’s pro rata share shall be determined by dividing the number of shares of Stock, on an as-converted basis, held by the Purchaser by the total number of shares of Stock, on an as-converted basis, held by all Purchasers (the “Pro Rata Fraction”). If any Purchaser, or its respective assignee, desires to purchase any of the remaining Offered Shares, such Purchaser must, within a twenty (20) day period (the “Investor Refusal Period”) following receipt of the Offer, give written notice (“Investor Notice”) to the Offeror and to the Company of such party’s election to purchase its Pro Rata Fraction of the Offered Shares. In the event that any Purchaser elects not to purchase its Pro Rata Fraction of the Offered Shares, such Purchaser shall, within five (5) days after the expiration of the Investor Refusal Period, give written notice (“Investor’s Expiration Notice”) to the Offeror that such Purchaser is waiving its right to purchase its Pro Rata Fraction of the Offered Shares. Notwithstanding any failure by a Purchaser to deliver an Investor’s Expiration Notice, a failure by a Purchaser to exercise its Right of First Refusal within the Investor Refusal Period shall be deemed a waiver of such right. Each Purchaser shall have a right of reallotment such that, if any other Purchaser fails to exercise the right to purchase its full Pro Rata Fraction of the Offered Shares, the other participating Purchasers may exercise an additional right to purchase, on a pro rata basis, the Offered Shares not previously purchased. Each Purchaser shall be entitled to apportion its right of reallotment among its affiliates (as defined in Section 6.5 hereof); provided, however, Purchaser shall not be entitled to such right of apportionment unless (a) the Company is given written notice stating the name, address and tax identification number of such affiliate and identifying the number of Offered Shares that Purchaser is allocating and (b) the sale of the Offered Shares to Purchaser’s affiliate shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all other applicable state securities laws.

(c) Closing on Offered Shares. Sales of the Offered Shares to be sold to the Purchasers pursuant to this Section 3 shall be made at the offices of the Company on the 45th day following the date the Offer was made (or if such 45th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Offeror’s delivery to the Purchaser of a certificate or certificates evidencing the Offered Shares to be purchased by it, duly endorsed for transfer to such Purchaser, against payment to the Offeror of the Offered Price therefor by such Purchaser.

(d) Valuation of Property. Should the purchase price specified in the Offer be payable in property other than cash or evidences of indebtedness, the Purchasers shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If the Offeror and the Purchasers cannot agree on such cash value within ten (10) days after the Purchasers’ receipt of the Offer, the valuation shall be made by an appraiser of recognized standing selected by the Offeror and the Purchasers or, if they cannot agree on an appraiser within twenty (20) days after the Purchasers’ receipt of the Offer, each shall select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Offeror and the Purchasers, with the cost borne by the Purchasers borne pro rata by each based on the number of shares each such Purchaser was interested in purchasing pursuant to this Section 3. If the time for the closing of the Purchasers’ purchase has expired but for the determination of the value of the purchase price offered by the Proposed Transferee, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

(e) Sales to Proposed Transferee. If the Purchasers do not purchase all of the Offered Shares, the Offered Shares not so purchased may be sold by the Offeror at any time within one hundred twenty (120) days after the date the Offer was made, subject to the provisions of Sections 3.2 and 3.5 below. Any such sale shall be to the Proposed Transferee, at not less than the Offered Price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any Offered Shares not sold within such one hundred twenty (120) day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 3.1. If Offered Shares are sold pursuant to this Section 3.1 to any transferee who is not a party to this Agreement, the Offered Shares so sold shall no longer be subject to this Agreement.

3.2 Purchasers’ Right of Participation in Sales by a Founder.

(a) Co-Sale Right. If at any time an Offeror desires to sell all or any part of the shares owned by him to any Proposed Transferee in accordance with Section 3.1, each of the Purchasers, to the extent that they do not exercise their rights of refusal as to all of the Offered Shares, shall have the right to sell to the Proposed Transferee, as a condition to such sale by the Offeror, upon the same economic terms and legal conditions as involved in such sale by the Offeror, a number of shares equal to the Purchaser’s pro rata share of the Offered Shares. For purposes of this Section 3.2 and Section 3.4 only, a Purchaser’s pro rata share shall be determined by dividing the number of shares of Stock, on an as-converted basis, held by the Purchaser by the total number of shares of Stock, on an as-converted basis, held by the Offeror and by all Purchasers (the “Pro Rata Share”). In the event that the Purchaser does not hold any of the series, class or type of shares that the Proposed Transferee proposes to purchase from the Offeror and the Proposed Transferee is unwilling to purchase a different series, class or type of shares from the Purchaser, or is otherwise unwilling to purchase the shares held by Purchaser with respect to which such Purchaser has the right to exercise its co-sale rights, then the Purchaser shall have the Put Right set forth in Section 3.4 below with respect to its Pro Rata Share of the Offered Shares.

(b) Notice of Intent to Participate. Each Purchaser wishing to so participate in any sale under this Section 3.2 shall notify the Offeror in writing of such intention as soon as practicable after such Purchaser’s receipt of the Offer made pursuant to Section 3.1, and in any event within ten (10) days after the date of the Investor’s Expiration Notice. Such notification shall be delivered in accordance with Section 6.7 below.

(c) Sale to Proposed Transferee. The Offeror and each participating Purchaser shall sell to the Proposed Transferee those shares proposed to be sold by the Offeror and the participating Purchaser at not less than the Offered Price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the Offer provided by the Offeror under Section 3.1 above.

(d) Continuation of Restrictions. Any shares sold by the Offeror and/or participating Purchaser to any third party pursuant to this Section 3.2 shall still be subject to the restrictions or benefits imposed by Section 3 of this Agreement, and such third party shall be required to execute a counterpart of this Agreement.

(e) Delivery of Shares. Each participating Purchaser shall effect its participation in the sale by promptly delivering to the Founder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the type and number of shares of Common Stock of the Company which such participating Purchaser elects to sell; or

(ii) that number of shares of Preferred Stock of the Company which are at such time convertible into the number of shares of Common Stock which such participating Purchaser elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such participating Purchaser shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in this Section 3.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(f) Transfer of Shares. The stock certificate or certificates that the participating Purchaser delivers to the Offeror pursuant to subsection 3.2(e) shall be transferred to the prospective purchaser in consummation of the sale of the equity securities of the Company pursuant to the terms and conditions specified in the Offer, and the Offeror shall concurrently therewith remit to such participating Purchaser that portion of the sale proceeds to which such participating Purchaser is entitled by reason of its participation in such sale.

3.3 Purchasers’ Right of First Refusal on Sales by Purchasers.

(a) Sales to Third Parties. If at any time a Purchaser (a “Purchaser Offeror”) desires to sell, transfer, hypothecate, pledge, assign or otherwise dispose of all or any part of his shares pursuant to a bona fide offer from a Proposed Transferee, such Purchaser Offeror shall submit an Offer to sell the Offered Shares to the Purchasers who are not Purchaser Offerors on terms and conditions, including the Offered Price, not less favorable to the Purchasers than those on which the Purchaser Offeror proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of shares owned by the Purchaser Offeror, the terms and conditions, including the Offered Price and any other material facts relating to the proposed sale and shall include a copy of any written proposal, term sheet or other agreement relating to the proposed transfer. The Offer shall further state that the Purchasers may acquire, in accordance with the provisions of this Agreement, the Offered Shares for the Offered Price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

(b) Purchasers’ Right of First Refusal.

(i) The Offered Shares may be purchased by the Purchasers as set forth below. Each Purchaser shall have the opportunity to purchase its Pro Rata Fraction of the remaining Offered Shares (recalculated to exclude the Purchaser Offeror). If any Purchaser, or their respective assignees, desire to purchase any of the remaining Offered Shares, such Purchaser must, within a the Investor Refusal Period following receipt of the Offer, give Investor Notice to the Purchaser Offeror and to the Company of such party’s election to purchase such Pro Rata Fraction of the Offered Shares. In the event that any Purchaser elects not to purchase its Pro Rata Fraction of the Offered Shares, such Purchaser shall, within five (5) days after the expiration of the Investor Refusal Period, give Investor’s Expiration Notice to the Purchaser Offeror that such Purchaser is waiving its right to purchase its Pro Rata Fraction of the Offered Shares. Notwithstanding any failure by a Purchaser to deliver an Investor’s Expiration Notice, a failure by a Purchaser to exercise its Right of First Refusal within the Investor Refusal Period shall be deemed a waiver of such right. In the event that a Purchaser does not wish to purchase Investor’s Pro Rata Fraction, then any Purchaser who has elected to purchase its full Pro Rata Fraction shall have the right to purchase, on a pro rata basis with any other Purchaser who so elects, any Offered Stock not purchased.

(c) Closing on Offered Shares. Sales of the Offered Shares to be sold to the Purchasers pursuant to this Section 3 shall be made at the offices of the Company on the 45th day following the date the Offer was made (or if such 45th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Purchaser Offeror’s delivery to the Purchaser of a certificate or certificates evidencing the Offered Shares to be purchased by it, duly endorsed for transfer to such Purchaser, against payment to the Purchaser Offeror of the Offered Price therefor by such Purchaser. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the parties absent fraud or error.

(d) Sales to Proposed Transferee. If the Purchasers do not purchase all of the Offered Shares, the Offered Shares not so purchased may be sold by the Purchaser Offeror at any time within one hundred twenty (120) days after the date the Offer was made, subject to the provisions of Sections 3.4 and 3.5 below. Any such sale shall be to the Proposed Transferee, at not less than the Offered Price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any Offered Shares not sold within such one hundred twenty (120) day period shall continue to be subject to the requirements of a prior offer pursuant to this Section 3.3. If Offered Shares are sold pursuant to this Section 3.3 to any transferee who is not a party to this Agreement, the Offered Shares so sold shall no longer be subject to this Agreement.

Notwithstanding anything else in this Section 3.3, Intel Capital Corporation and its affiliates (in each case, “Intel”) will not be treated as a Purchaser for any purposes of this Section 3.3, and thereby will not have any obligations as a Purchaser Offeror in connection with its transfer of shares, nor any rights pursuant to such Section with respect to the transfer of shares by any other Purchaser. Section 3.3 shall not be amended or modified to apply in any way to Intel without the written consent of Intel.

3.4 Purchasers’ Right of Participation in Sales by a Purchaser.

(a) Co-Sale Right. If at any time a Purchaser Offeror desires to sell all or any part of the shares owned by him to any Proposed Transferee in accordance with Section 3.3, each of the other Purchasers shall have the right to sell to the Proposed Transferee, as a condition to such sale by the Offer, upon the same economic terms and legal conditions as involved in such sale by the Purchaser Offeror, a number of shares equal to the Purchaser’s Pro Rata Share of the Offered Shares. In the event that the Purchaser does not hold any of the series, class or type of shares that the Proposed Transferee proposes to purchase from the Purchaser Offeror and the Proposed Transferee is unwilling to purchase a different series, class or type of shares from the Purchaser, or is otherwise unwilling to purchase the shares held by Purchaser with respect to which such Purchaser has the right to exercise its co-sale rights, then the Purchaser shall have the Put Right set forth in Section 3.6 below with respect to its Pro Rata Share of the Offered Shares.

(b) Notice of Intent to Participate. Each Purchaser wishing to so participate in any sale under this Section 3.4 shall notify the Purchaser Offeror in writing of such intention as soon as practicable after such Purchaser’s receipt of the Offer made pursuant to Section 3.3, and in any event within ten (10) days after the date of the Investor’s Expiration Notice. Such notification shall be delivered in person or mailed to the Purchaser Offeror at the address set forth in accordance with Section 6.7 below.

(c) Sale to Proposed Transferee. The Purchaser Offeror and each participating Purchaser shall sell to the Proposed Transferee those shares proposed to be sold by the Purchaser Offeror and the participating Purchaser at not less than the Offered Price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those in the Offer provided by the Purchaser Offeror under Section 3.3 above.

(d) Continuation of Restrictions. Any shares sold by the Purchaser Offeror and/or participating Purchaser to any third party pursuant to this Section 3.4 shall still be subject to the restrictions or benefits imposed by Section 3 of this Agreement, and such third party shall be required to execute a counterpart of this Agreement.

Notwithstanding anything else in this Section 3.4, Intel will not be treated as a Purchaser for any purposes of this Section 3.4, and thereby will not have any obligations as a Purchaser Offeror in connection with its transfer of shares, nor any rights pursuant to such Section with respect to the transfer of shares by any other Purchaser. Section 3.4 shall not be amended or modified to apply in any way to Intel without the written consent of Intel.

3.5 Prohibited and Permitted Transfers.

(a) Prohibited Transfers. Neither a Founder nor a Purchaser may sell, assign, transfer, grant an option to or for, pledge, hypothecate, mortgage, encumber or dispose of all or any of his shares except as expressly provided in this Agreement.

(b) Permitted Transfers. Notwithstanding the foregoing, the terms and conditions of Sections 3.1, 3.2, 3.3 and 3.4 hereof shall not apply to any Permitted Transfer by a Founder or a Purchaser. For purposes of this Agreement, “Permitted Transfer” means any transfer by a Founder or a Purchaser (a) of such party’s shares to or for the benefit of any parent, sibling, spouse, child, grandchild, or affiliate of or partner in such Founder or Purchaser, or to a trust for the benefit of any of the foregoing, (b) by will or the laws of descent and distribution to a Permitted Transferee (any person referred to in this paragraph being defined as a “Permitted Transferee”), (c) cumulatively of up to five percent (5%) of the shares of Stock of the Company held by the Founder or Purchaser or (d) any transfer in connection with the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company’s capital stock such that the stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity (an “Acquisition”).

As used herein, the term “Founder” and “Purchaser” are deemed to include any Permitted Transferees of the Founder and Purchaser, except as expressly provided otherwise.

3.6 Put Right. In the event that a Founder or Purchaser should sell any securities in violation of the co-sale rights hereunder, each Purchaser, in addition to such other remedies as may be available at law, in equity or hereunder, shall have a put option whereby such Purchaser shall have the right to sell to such Founder or selling Purchaser the type and number of shares equal to the number of shares such Purchaser would have been entitled to transfer to the Company or to the Proposed Transferee at the price per share at which the shares were transferred by the violating Founder or selling Purchaser, provided, however, that such Purchaser must exercise its put option within forty-five (45) days of such Purchaser’s knowledge of a Founder’s or selling Purchaser’s violation of the co-sale rights hereunder.

3.7 Termination. The right of first refusal and co-sale rights, each with respect to sales by Founders or Purchasers, set forth in this Section 3 shall terminate upon the earlier of (a) the effective date of the Company’s IPO, (b) the closing date of an Acquisition or (c) fifteen years from the date hereof.

4. Information Rights.

4.1 Annual Financial Information. The Company shall deliver to each Holder of at least five percent (5%) of the Registrable Securities (each, an “Information Rights Holder”) within ninety (90) days after the end of each fiscal year, income, stockholders’ equity and cash flow statements of the Company for such year, and a balance sheet of the Company as of the end of such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and certified by independent public accountants of national standing selected by the Company’s Board of Directors.

4.2 Quarterly Financial Information. The Company shall deliver to each Information Rights Holder within forty-five (45) days after the end of each quarter (except the last quarter of the fiscal year), an unaudited quarterly report including a balance sheet, income statement and cash flow analysis prepared in accordance with GAAP (except for required footnotes), all in reasonable detail and signed, subject to changes resulting from year-end audit adjustments, by the principal financial officer or chief executive officer of the Company.

4.3 Monthly Financial Information. Within thirty (30) days after the monthly accounting period of the Company, the Company shall deliver to each Information Rights Holder an unaudited monthly report including a balance sheet, income statement and cash flow statement.

4.4 Annual Financial Plan. Within thirty (30) days after the end of the fiscal year, the Company shall provide each Information Rights Holder with the Company’s annual financial plan for the next fiscal year as approved by the Company’s Board of Directors.

4.5 Inspection. The Company shall permit any Information Rights Holder, at such Information Rights Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.5 to provide access to any information which it reasonably considers confidential information.

4.6 Termination of Information Covenants and Confidentiality of Information. The covenants of the Company set forth in this Section 4 shall terminate as to all Information Rights Holders and be of no further force or effect (i) upon the consummation by the Company of the IPO (as defined in Section 1.2 above) or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15( d) of the Securities Exchange Act of 1934, as amended, whichever event shall first occur. Each Information Rights Holder agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information which such Information Rights Holder may obtain from the Company, and which the Company has prominently marked “confidential,” “proprietary” or “secret,” pursuant to financial statements, reports and other materials submitted by the Company as required hereunder, unless such information is or becomes known to the Information Rights Holder from a source other than the Company without violation of any rights of the Company, or is or becomes publicly known, or unless the Company gives its written consent to the Information Rights Holder’s release of such information, except that no such written consent shall be required (and the Information Rights Holder shall be free to release such information to such recipient) if such information is to be provided to an Information Rights Holder’s counselor accountant (and the provision of such information is directly necessary in order for such recipient to provide services to Holder), or to an officer, director, member or partner of an Information Rights Holder, provided that the Information Rights Holder shall inform the recipient of the confidential nature of such information and shall take reasonable steps to assure that recipient treats the information as confidential. Notwithstanding anything else in this Section 4.6, Cisco Systems, Inc. and its affiliates (in each case, “Cisco”) will not be treated as an Information Rights Holder for purposes of this Section 4.6 and in lieu thereof, Cisco and the Company shall have executed and delivered a Mutual Non-Disclosure Agreement dated as of August 22, 2003; provided further, this Section 4.6 shall not be amended or modified to apply in any way to Cisco without the written consent of Cisco.

5. Covenants.

5.1 Key Man Insurance. The Company shall use its commercially reasonable efforts to maintain in full force and effect, until such time as the Board of Directors determines that such insurance should be discontinued, a term life insurance policy, with proceeds payable to the Company, in the amount of $1,000,000 on the life of Rob Shostak.

5.2 Termination of Covenants. Except as expressly provided in this Section 5, the covenants contained in this Section 5 shall terminate in accordance with Section 4.6, above.

5.3 Proprietary Information. Each future officer, director and employee of and consultant to the Company shall enter into the Company’s standard form of Proprietary Rights Assignment and Confidentiality Agreement.

5.4 Qualified Small Business Stock Status. Within ten (10) business days after any Purchaser has delivered to the Company a written request therefor, the Company shall use reasonable efforts to deliver to such Purchaser a written statement informing the Purchaser whether, in the Company’s good faith judgment after a reasonable investigation, such Purchaser’s shares in the Company qualify as “qualified small business stock” (as defined in Section 1202(c) of the Internal Revenue Code (the “Code”)). If such Purchaser’s shares are believed to so qualify, the Company shall submit to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and any related Treasury Regulations. The covenant set forth in this Section 5.4 shall terminate and be of no further force or effect as of the fourth anniversary of the consummation of the Company’s IPO.

5.5 Stock Options. All stock options granted to current and future employees shall be subject to a four-year vesting schedule with no options vesting until one year after the date of grant, except as may be otherwise approved by the Board of Directors.

6. Miscellaneous.

6.1 Assignment. The rights under this Agreement may be assigned pursuant to Section 1.10 or to (i) a stockholder, partner, member, or beneficiary of a Holder, (ii) a spouse, child, parent or beneficiary of the estate of a Holder, (iii) to an affiliate (as defined for purposes of Rule 144 of the Securities Act) of the Holder, (iv) a trust for the benefit of the persons set forth in (i) or (ii) or (v) with the approval of the Board of Directors, which approval shall not be unreasonably withheld; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name, address and tax identification number of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.

6.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to transactions taking place between California residents and wholly within the State of California, excluding that body of law relating to conflict of laws and choice of law.

6.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated by the Series F Agreement.

6.4 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.5 Determination of Share Amounts. To determine the number of Registrable Securities held by a Holder for purposes of this Agreement, all Registrable Securities held by an affiliate of the Holder shall be deemed held by such Holder. For purposes of Sections 1.10, 3.5 and 6.5, “affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Holder and shall include all partners and members of such Holder.

6.6 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subject matter hereof, and does hereby amend and supersede all other agreements of the parties relating to the subject matter hereof, including without limitation the Prior Rights Agreement. The amendment and restatement is effective upon the execution of this Agreement by the Company and the parties required for an amendment pursuant to Section 6.6 of the Prior Rights Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Rights Agreement, including without limitation the Rights of First Refusal as defined in Section 2 of the Prior Rights Agreement, are hereby waived, released and superseded in their entirety by the provisions hereof and shall have no further force or effect. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants regarding the subject matter hereof except as specifically set forth herein. With the written consent of the record or beneficial holders of at least fifty percent (50%) of the Registrable Securities, the obligations of the Company and the rights of the Holders and the Founders under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent as described in the first half of this sentence, the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that in the event that such amendment or waiver adversely affects the obligations and/or rights of the Founders in a different manner than the other Holders, such amendment or waiver shall also require the written consent of the holders of a majority in interest of the Founders. Any amendment or waiver effected in accordance with this Section 6.6 shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, the Founders and the Company.

6.7 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, via facsimile with confirmation of transmission, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, addressed (a) if to a Purchaser, at such party’s address as set forth in the Company’s records, or at such other address or facsimile number as such party shall have furnished to the Company in writing or (b) if to the Company, at Vocera Communications, Inc., 20600 Lazaneo Drive, 3rd Floor, Cupertino, CA 95014, or such address as the Company shall have furnished to the Purchaser or Founder in writing. Notices that are mailed shall be deemed received upon personal delivery or confirmation of fax transmission, five (5) days after deposit in the United States mail, and two (2) days after deposit with courier or overnight delivery.

6.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.10 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable the remainder of this Agreement and application of such provision to persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto, the parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

6.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

6.12 Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.13 Additional Investors. Notwithstanding anything contained herein to the contrary, (a) if the Company shall issue additional shares of Series F Preferred Stock, any purchaser of such shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Purchaser” hereunder and (b) upon exercise by Heller Financial Leasing or its assignee (“Heller”) of that certain Warrant to Purchase Series C Preferred Stock, Heller shall become a party to this Agreement pursuant to the counterpart signature page attached hereto, and shall be deemed a “Purchaser” hereunder and (c) upon exercise by Comerica Bank or its assignee (“Comerica”) of that certain Warrant to Purchase Series D Preferred Stock, Comerica may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed a “Purchaser” hereunder.

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IN WITNESS WHEREOF, this Amended and Restated Investor Rights Agreement is hereby executed as of the date set forth in the first paragraph hereof and will be effective when executed by the Company, by sufficient parties to the Prior Rights Agreement in effect an amendment thereof, and by the Series F Holders.

COMPANY: VOCERA COMMUNICATIONS, INC.

By:	/s/ Julie Shimer
Julie Shimer President

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

FOUNDERS:

/s/ Rob Shostak
Rob Shostak

/s/ Paul Barsley
Paul Barsley

/s/ Randy Nielsen
Randy Nielsen

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: RRE VENTURES II, L.P.

By:	/s/ Andrew Zalasm
Andrew Zalasm General Partner

PURCHASER: RRE VENTURES FUND II, L.P.

By:	/s/ Andrew Zalasm
Andrew Zalasm General Partner

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: GCWF INVESTMENT PARTNERS II
By:	GCWF Investments LLC,
Managing Partner

By:	/s/ Lawrence Tannenbaum
Lawrence Tannenbaum Vice President

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER:

By:	/s/ Jay Spitzen
Jay Spitzen

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: Vanguard VII, L.P. Vanguard VII-A, L.P. Vanguard VII Accredited Affiliates Fund, L.P. Vanguard VII Qualified Affiliates Fund, L.P.

/s/ Donald F. Wood
By their General Partner, Vanguard VII Venture Partners, LLC Donald F. Wood, Managing Member

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: VENROCK ASSOCIATES by a General Partner

By:	/s/ Eric Copeland
Name:	Eric Copeland
Title:	General Partner or Member
Address:	30 Rockefeller Plaza
Room 5508
New York, NY 10112

PURCHASER: VENROCK ASSOCIATES III, L.P. by its General Partner, Venrock Management III, LLC

By:	/s/ Eric Copeland
Name:	Eric Copeland
Title:	General Partner or Member
Address:	30 Rockefeller Plaza
Room 5508
New York, NY 10112

PURCHASER: VENROCK ENTREPRENEURS FUND III, L.P. by its General Partner, VEF Management III LLC

By:	/s/ Eric Copeland
Name:	Eric Copeland
Title:	General Partner or Member
Address:	30 Rockefeller Plaza
Room 5508
New York, NY 10112

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: AVALON VENTURES VI, L.P. By its General Partner, Avalon Ventures GP, LLC

By:	/s/ Stephen Tomlin
Name:	Stephen Tomlin
Title:

PURCHASER: AVALON VENTURES VI GP FUND, LLC

By:	/s/ Stephen Tomlin
Name:	Stephen Tomlin
Title:

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: GRANITE GLOBAL VENTURES, L.P. By Granite Global Ventures L.L.C. Its General Partner

By:	/s/ Hany Nada
Name:	Hany Nada
Title:	Managing Director

PURCHASER: GRANITE GLOBAL VENTURES (Q.P.) L.P. By Granite Global Ventures L.L.C. Its General Partner

By:	/s/ Hany Nada
Name:	Hany Nada
Title:	Managing Director

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: INTEL CAPITAL CORPORATION

By:	/s/ Douglas M. Lusk
Name:	Douglas M. Lusk
Title:	Assistant Treasurer

PURCHASER: HOWARD RICE INVESTMENT FUND 04

By:	/s/ Ronald H. Star
Name:	Ronald H. Star
Title:	General Partner

PURCHASER:

/s/ Ronald H. Star
Ronald H. Star

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: HOWARD RICE INVESTMENT FUND 07

By:	/s/ Ronald H. Star
Name:	Ronald H. Star
Title:	General Partner

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: THOMAS WEISEL VENTURE PARTNERS, L.P. By: Thomas Weisel Venture Partners LLC Its: General Partners

By:	/s/ Andrew Sesslone
Name:	Andrew Sesslone
Title:	Partner

Address: 1950 University Avenue Suite 501 East Palo Alto, CA 94303

PURCHASER: THOMAS WEISEL VENTURE PARTNERS EMPLOYEE FUND, L.P. By: Thomas Weisel Venture Partners LLC Its: General Partners

By:	/s/ Andrew Sesslone
Name:	Andrew Sesslone
Title:	Partner

Address: 1950 University Avenue Suite 501 East Palo Alto, CA 94303

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: CISCO SYSTEMS, INC.

By:	/s/ Dan Scheinman
Name:	Dan Scheinman
Title:	Senior Vice President, Corporate Development

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER: IDEO PRODUCT DEVELOPMENT. INC.

By:	/s/ David Strong
David Strong
Chief Financial Officer

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER AND FOUNDER: KEVIN J. KINSELLA TRUST DATED AS OF 11/2/94 BY: KEVIN J. KINSELLA, TRUSTEE

/s/ Kevin J. Kinsella
Kevin J. Kinsella

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER:

/s/ Catherine Pierot Zicherman
Catherine Pierot Zicherman

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER:

/s/ Joseph Zicherman
Joseph Zicherman

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement

PURCHASER:

/s/ Stuart Jason Zicherman
Stuart Jason Zicherman

Signature Page to Vocera Communications Amended and Restated Investor Rights Agreement